Exhibit 99.1
HANCOCK FABRICS ANNOUNCES
DEPARTURE OF CHIEF EXECUTIVE OFFICER;
DIRECTOR STEVEN R. MORGAN APPOINTED INTERIM CEO

BALDWYN, MS, January 7, 2011 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced that the employment agreement of the Company’s President and Chief Executive Officer, Jane F. Aggers, will not be renewed and her employment with the Company will terminate effective January 28, 2011.  She will also resign from the Board effective with her departure.  Board member Steven R. Morgan will serve as interim President and Chief Executive Officer while a committee of the Board conducts a search to identify a successor.

Steven Scheiwe, Chairman of the Company’s Board of Directors, noted,  “Ms. Aggers helped Hancock Fabrics through a difficult period and its successful emergence from bankruptcy in 2008.  The Board is appreciative of her leadership over the past six years.”

Mr. Morgan, age 59, has been a director of the Company since June 2010 and currently chairs the Audit Committee.  Mr. Morgan also serves on the Compensation Committee of the Board and on its Nominating and Corporate Governance Committee.  Mr. Morgan has over thirty years of retail experience.   Formerly, Mr. Morgan was President of GameStop Corporation from 2005 to 2008 and held the position of President of North American Operations at Electronic Boutiques, as well as President of EB Games – Canada, and held various senior executive roles with May Department Stores and Federated Department Stores.  He is an Operating Partner with Verite Capital Partners, a private equity and consulting firm, and was a director of Movie Gallery, Inc., a home entertainment specialty retailer, from September 2009 to November 2010.

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Hancock Fabrics, Inc. is committed to nurturing creativity through a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 266 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Comments in this news release that are not historical facts, including statements about our management team, are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112